UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 1, 2006
NMHG Holding Co.

(Exact Name of Registrant as Specified in Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

333-89248	31-1637659

(Commission File Number)	(IRS Employer Identification Number)

650 N.E. Holladay Street, Suite 1600, Portland, OR	97232

(Address of Principal Executive Offices)	(Zip Code)
(503) 721-6000

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 1, 2006, NACCO Materials Handling Group, Inc. (“NMHG”), a wholly owned indirect subsidiary of NMHG Holding Co. (the “Company”), delivered an irrevocable notice of borrowing to the lenders pursuant to the terms of the term loan agreement, dated March 22, 2006 (the “Term Loan Agreement”), among NMHG, the Company, the financial institutions party thereto, Citicorp North America, Inc., as Administrative Agent, and Citigroup Global Markets Inc., as Sole Lead Arranger, Sole Bookrunner and Syndication Agent, pursuant to which NMHG requested to borrow, on May 15, 2006, a total principal amount of $225.0 million under the Term Loan Agreement with the following interest periods:

Principal	Interest Period
$25.0 million	one month
$130.0 million	three months
$70.0 million	six months
     As previously disclosed, the proceeds of the loans under the Term Loan Agreement, together with available cash, are intended to be used to redeem in full the Company’s outstanding 10% Senior Notes due 2009 (the “Senior Notes”), which have an aggregate principal amount of $250.0 million. The Company has elected to redeem the Senior Notes on May 15, 2006 in accordance with the terms and conditions of the Indenture, dated May 9, 2002, between the Company and U.S. Bank National Association, as trustee.
     The term loans require quarterly payments in an amount equal to 1% per year for the first six years, with the remaining balance to be paid in four equal installments in the seventh year. The aggregate amount of term loans must be repaid in full on or before March 21, 2013. Prior to the final maturity date, the term loans will be subject to mandatory prepayments from the proceeds of the issuance of certain indebtedness and certain asset sales.
     The obligations of NMHG under the Term Loan Agreement are guaranteed by the Company and each of its domestic subsidiaries other than NMHG. The obligations of NMHG and the guarantors under the Term Loan Agreement are secured by a first lien on all of the domestic machinery, equipment and real property owned by NMHG and each guarantor and a second lien on all of the collateral securing the obligations of the Company under its revolving credit facility. The lenders under the Term Loan Agreement and the lenders under the Company’s revolving credit facility have entered into an intercreditor arrangement governing the rights of each of them with respect to the collateral securing their respective obligations.
     The term loans will bear interest at a floating rate which, at NMHG’s option, will be either the London interbank offered rate plus a margin of 2.00% or the floating rate as set forth in the Term Loan Agreement plus a margin of 1.00%. If NMHG’s leverage ratio, as calculated in accordance with the Term Loan Agreement, is reduced to 1.50 to 1.00, the margins on the London interbank offered rate and the floating rate will be reduced to 1.75% and 0.75%, respectively.

     The Term Loan Agreement contains restrictive covenants substantially similar to those set forth in the Company’s revolving credit facility which, among other things, limits the amount of dividends that may be declared and paid. The Term Loan Agreement also requires the Company to meet certain financial tests, including, but not limited to, maximum capital expenditures, maximum leverage ratio and minimum fixed charge coverage ratio tests.
     The Term Loan Agreement contains customary events of default for facilities of this type, including failure to pay principal or interest, breach of covenants, breach of representations and warranties, cross-default to other debt, insolvency, judgment default, ERISA events, material adverse change and change of control. Upon the occurrence and continuance of an event of default, the lenders have the right to accelerate repayment of the term loans and exercise their remedies with respect to the collateral.
     The forgoing summary of the Term Loan Agreement is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 28, 2006, and is incorporated herein by reference thereto.
Item 9.01 Financial Statements and Exhibits.
     As described in Item 2.03 of this Current Report on Form 8-K, the following Exhibit is filed as part of this Current Report on Form 8-K.
     (d) Exhibits
10.1	Term Loan Agreement, dated March 22, 2006, by and among NACCO Materials Handling Group, Inc., as borrower, the financial institutions party thereto, Citicorp North America, Inc., as Administrative Agent, and Citigroup Global Markets Inc., as Sole Lead Arranger, Sole Bookrunner and Syndication Agent (incorporated by reference to Exhibit 10.1 to the Company’s current Report on Form 8-K, filed with the Securities and Exchange Commission on March 28, 2006, Commission File No. 333-89248).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMHG HOLDING CO.
By:	/s/ Michael K. Smith
	Name:	Michael K. Smith
	Title:	Vice President Finance & Information Technology and Chief Financial Officer

Date: May 5, 2006

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Term Loan Agreement, dated March 22, 2006, by and among NACCO Materials Handling Group, Inc., as borrower, the financial institutions party thereto, Citicorp North America, Inc., as Administrative Agent, and Citigroup Global Markets Inc., as Sole Lead Arranger, Sole Bookrunner and Syndication Agent (incorporated by reference to Exhibit 10.1 to the Company’s current Report on Form 8-K, filed with the Securities and Exchange Commission on March 28, 2006, Commission File No. 333-89248).